Exhibit 99.1

NASDAQ Hearings Panel Approves Continued Listing of Ixia Shares

CALABASAS, CA—July 11, 2014 – Ixia (Nasdaq: XXIA) announced today that a NASDAQ Hearings Panel (the “Panel”) has determined to continue the listing of Ixia’s common stock on The NASDAQ Stock Market (“Nasdaq”). The continued listing is subject to the condition that, on or before September 12, 2014, Ixia become current in its periodic filings with the Securities and Exchange Commission (the “SEC”). Ixia must also be able to demonstrate at such time that it is in compliance with all other requirements for continued listing on Nasdaq. If the company is unable to satisfy these conditions, the company’s common stock may be delisted.

Ixia is currently only delinquent in filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (the “First Quarter Form 10-Q”) with the SEC. The company currently expects to file its First Quarter Form 10-Q in late July. Because of the substantial effort the company expects will be required to complete and file the First Quarter Form 10-Q in late July, the company does not anticipate that it will be able to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (the “Second Quarter Form 10-Q”) by the SEC’s August 11th filing due date. The company currently expects, however, that it will be in a position to file the Second Quarter Form 10-Q and to become fully current in its periodic filing obligations with the SEC, on or before the September 12th date specified by the Panel.

About Ixia

Ixia develops amazing products so its customers can connect the world. Ixia helps its customers provide an always-on user experience through fast, secure delivery of dynamic, connected technologies, and services. Through actionable insights that accelerate and secure application and service delivery, Ixia’s customers benefit from faster time to market, optimized application performance and higher-quality deployments. Learn more at http://www.ixiacom.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the possible delisting of the company’s common stock and the anticipated timing of the company’s completion and filing with the SEC of its First Quarter Form 10-Q and Second Quarter Form 10-Q. In some cases, such forward-looking statements can be identified by terms such as may, will, should, expect, plan, believe, estimate, predict, or the like. Such forward-looking statements reflect the current intent, belief, and expectations of the company’s management and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause the actual results to differ materially from the results predicted include, among others, the possibility that the Panel would grant the company additional time to comply with the Nasdaq requirements for continued listing of the company’s common stock if the Panel’s specified conditions are not met, the risk that the company will encounter unexpected delays in completing and filing its First Quarter Form 10-Q and Second Quarter Form 10-Q with the SEC, the risk that the company will not, on or before September 12, 2014, become current in the filing of its periodic financial reports with the SEC or will not comply with all other requirements for continued listing on Nasdaq. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Contact:

The Blueshirt Group

Maria Riley, Investor Relations

Tel: 415-217-7722